EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SumTotal Systems Announces Fourth Quarter 2006 Preliminary Results and Guidance for 2007

Record Revenue Expected to Exceed Fourth Quarter Guidance

MOUNTAIN VIEW, Calif. — January 15, 2007 — SumTotal® Systems (Nasdaq: SUMT), the largest provider of talent and learning solutions, today announced preliminary financial results for the fourth quarter ended December 31, 2006.

Fourth Quarter 2006 Preliminary Results

For the fourth quarter, SumTotal expects revenue on a Generally Accepted Accounting Principles (GAAP) basis to be in the range of $29.6 to $29.8 million, license revenue in the range of $9.1 to $9.2 million and net loss in the range of $2.8 to $2.5 million or $0.10 to $0.09 per share on a fully diluted basis.

SumTotal expects non-GAAP revenue to be in the range of $30.0 to $30.2 million, non-GAAP license revenue in the range of $9.3 and $9.4 million and non-GAAP net income in the range of $2.0 to $2.3 million or $0.07 to $0.08 per share on a fully diluted basis.

GAAP deferred revenue is estimated to be between $30.4 and $30.6 million compared to $25.4 million at the end of the third quarter of 2006 and $26.7 million at the end of the fourth quarter of 2005.

Full Year 2006 Preliminary Results

For the fiscal year 2006, SumTotal expects GAAP revenue to be between $106.0 and $106.2 million, license revenue between $31.1 and $31.2 million and net loss between $12.2 and $11.9 million or $0.47 and $0.46 per share on a fully diluted basis.

SumTotal expects non-GAAP revenue between $110.3 and $110.5 million, non-GAAP license revenue between $33.4 and $33.5 million and non-GAAP net income between $6.3 and $6.6 million or $0.24 and $0.25 per share on a fully diluted basis.

Full Year 2007 Guidance

For 2007 SumTotal forecasts GAAP revenue between $129.0 million and $134.0 million with license revenue between $36.5 million and $39.5 million and net loss between $1.5 million and $0.5 million or $0.05 and $0.02 per share on a fully diluted basis.

On a non-GAAP basis, SumTotal forecasts revenue between $130.0 million and $135.0 million, license revenue between $37.0 and $40.0 million and net income between $13.0 million and $14.0 million or $0.45 and $0.48 per share on a fully diluted basis.

Use of Non-GAAP Financial Measures

Non-GAAP preliminary results and estimates included in this press release exclude the impact of certain non-cash accounting adjustments and one-time charges primarily related to acquisition accounting. A reconciliation to the GAAP preliminary results and estimates is attached.

“The fourth quarter marked a strong finish to a very good year for SumTotal,” commented Don Fowler, CEO. “I am pleased with our preliminary results. Our record revenue and deferred revenue numbers exceeded our expectations and demonstrate the strength of our market position and our ability to execute against our strategy. Our net income also improved significantly compared to the third quarter despite the impact of higher commission expense resulting from the large number of sales personnel exceeding quota. The growth in our recurring revenue lines, augmented by our acquisition of a largely subscription-based performance management business, gives us good reason to be optimistic about 2007. At the mid point of our

FOR IMMEDIATE RELEASE

guidance range, our year on year revenue growth for 2007 is forecast at approximately 20% with net income twice that of 2006.”

A conference call to discuss the final fourth quarter results will be held on Tuesday, February 6, 2007 at 5:00 p.m. ET/ 2:00 p.m. PT. SumTotal plans to make a live, audio webcast available to investors and the public at www.sumtotalsystems.com/company/investors. Along with the webcast, SumTotal plans to make available a telephone replay of the call on Tuesday, February 6, 2007, beginning at approximately 5:00 p.m. Pacific Time through the close of business on Tuesday, February 13, 2007. Interested parties can access the replay by dialing 877-519-4471 within the US or 973-341-3080 outside the US and entering the access code 8288214.

The time or manner of the webcast may change for technical and/or administrative reasons.

About SumTotal Systems

SumTotal Systems (Nasdaq: SUMT) is the largest provider of talent and learning solutions. SumTotal deploys mission-critical solutions that align talent and knowledge with business goals to generate significant bottom-line results. With more than 17 million users worldwide, SumTotal has helped accelerate performance and profits for more than 1,500 of the world’s best-known companies and government agencies including Accenture, Aetna, Cendant, DaimlerChrysler, Delta Air Lines, Harley-Davidson, Microsoft, Novartis, PNC Bank, U.S. Army, U.S. Air Force, U.S. Navy, U.S. Coast Guard, U.S. Bancorp, United Airlines, Vodafone, Wachovia and Wyeth. SumTotal has offices throughout the United States, in London, Paris, Frankfurt, Singapore, Sydney, Tokyo, Hong Kong and Hyderabad. For more information about SumTotal’s products and services, visit www.sumtotalsystems.com.

SumTotal and the SumTotal logo are trademarks or registered trademarks of SumTotal Systems, Inc. and/or its affiliates in the United States and/or other countries. Other names may be trademarks of their respective owners.

Safe Harbor / Forward-Looking Statements

Information in this press release contains forward-looking statements regarding management’s preliminary estimates of the financial performance of the company for the fourth quarter and year ended December 31, 2006 and financial guidance for fiscal year 2007. These statements represent SumTotal Systems’ current expectations and beliefs, but are subject to change as management completes the close of its financial books and as the company’s independent auditors complete their audit of the company’s financial statements for the year ended December 31, 2006. These statements are not historical facts or guarantees of financial results for the year ended December 31, 2006 or future performance for fiscal year 2007. They are based on current expectations, estimates, beliefs, assumptions, goals and objectives; and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed or implied by these statements. Readers of this press release are cautioned not to place undue reliance on any preliminary financial result or forward-looking statement. Additional factors that could cause actual results to differ include, but are not limited to, (i) additional information regarding the close of the financial books and the audit for the year ended December 31, 2006, (ii) failure to accurately estimate fiscal year 2007 financial results, particularly given that the company has not previously provided full fiscal year guidance; (iii) failure to fully realize the anticipated benefits of the acquisition of MindSolve, including without limitation, failure to successfully integrate the MindSolve product or retain its employees; (iv) inability to grow revenue as the company expects, especially in its core market or in its newly acquired performance management product; (v) unexpected expenses or failure to implement in a timely fashion, or at all, the requisite steps to control expenses, especially in the services organization, and the implementation of operating cost structures that align with revenue growth; (vi) increased or unexpected costs of migrating customers to the 7.x platform or of integrating or implementing its new performance management product; (vii) the Company’s ability to attract and retain key personnel; (viii) the Company’s continued ability to protect its intellectual property rights and potential claims that the Company has infringed the intellectual property rights of others; (ix) adoption of new accounting regulations and standards that may affect reported earnings and operating income; (x) foreign currency, interest rate, and fixed income risks; (xi) the level of corporate spending and changes in general economic conditions that affect demand for computer software and services; (xii) other market conditions that include risks and uncertainties such as risks associated with financial, economic, political, terrorist activity and

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other uncertainties associated with operating a global business; and (xiii) other events and other important factors disclosed previously and from time to time in SumTotal Systems’ filings with the Securities and Exchange Commission, including the company’s annual report for fiscal year 2005 on Form 10-K filed on March 28, 2006, its quarterly report for the quarter ended September 30, 2006 on Form 10-Q filed on November 9, 2006, its Form S-3/As filed on September 28, 2006 and October 2, 2006, and its Form 8-Ks. The forward-looking statements contained in this release are made as of January 15, 2007, and SumTotal Systems assumes no obligation to update the information in this press release.

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Contacts:

Press:

SumTotal Systems

Bill Perry

716-652-1762

bperry@sumtotalsystems.com

Investors:

SumTotal Systems

Gwyn Lauber

650-934-9594

glauber@sumtotalsystems.com

FOR IMMEDIATE RELEASE

Use of non-GAAP Financial Measures

In managing its business financial performance and establishing internal financial plans and targets the Company uses non-GAAP financial measures. Management believes that certain non–GAAP financial measures provide greater transparency in managing its operations and business. The company has presented these non-GAAP financial measures as supplemental information to allow investors to see how management views the operating performance of the company and how it communicates the performance internally. The company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. This non-GAAP information is subject to material limitations and is not intended to be used in isolation or instead of results prepared in accordance with GAAP but rather in addition to the GAAP results. Also, the non–GAAP information prepared by SumTotal is not necessarily comparable to non-GAAP information provided by other companies.

A reconciliation of the non-GAAP measures to GAAP is included in the financial tables contained in this press release. Investors are encouraged to review the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as provided herein.

The adjustments and the basis for excluding them are as follows:

Deferred Revenue Write-down

The company excludes the impact of the write-down of acquired deferred revenue to fair value relating to its acquisitions. This has the effect of increasing licenses, service and maintenance revenue to the amounts that would have been recorded in the absence of the purchase accounting adjustments required by GAAP. This is done to provide management with better visibility on the contractual revenue run rate, maintenance and subscription renewal rates and the operating profitability of the business.

Stock Based Compensation

SumTotal has incurred stock-based compensation as required by FAS 123R in 2006 and by APB25 in prior years. The company excludes these expenses from services and maintenance cost of revenue, research and development expenses, sales and marketing expenses and general and administrative expenses because it believes that the information is not relevant in managing its operations. Excluding these expenses also provides for better comparability between periods and for results that better reflect the economic cash flows of the operations.

Amortization of Intangibles

The company has incurred expenses for amortization of intangibles in the cost of sales numbers reported in its GAAP financial results. These expenses relate to various acquisitions of companies and technology. Management excludes these expenses when evaluating its operating performance because it believes that it provides for better comparability between periods and provides results that are more reflective of the operating performance of the business.

In Process R & D

The company has incurred expenses for the acquisition of In Process R & D in respect of various acquisitions. Management excludes these expenses when evaluating its operating performance because it believes these expenses are not reflective of the ongoing operating performance of the business.

Restructuring Charges

The company has incurred expenses for restructuring activities and accounted for them in accordance with FAS 146. These include but are not limited to employee severance and leasehold termination costs. Because of the one-time nature of these charges management excludes them in evaluating its operating performance.

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Non-GAAP to GAAP Reconciliation

All numbers except per share data are in $million. Net income (loss) per share is expressed in $.

	Q4 06		2006		2007
	Range		Range		Range
License Revenue
Non GAAP License revenue	9.3	9.4	33.4	33.5	37.0	40.0
Deferred revenue write-off	(0.2)	(0.2)	(2.3)	(2.3)	(0.5)	(0.5)

GAAP License revenue	9.1	9.2	31.1	31.2	36.5	39.5

Total Revenue
Non GAAP revenue	30.0	30.2	110.3	110.5	130.0	135.0
Deferred revenue write off	(0.4)	(0.4)	(4.3)	(4.3)	(1.0)	(1.0)

GAAP Revenue	29.6	29.8	106.0	106.2	129.0	134.0

Net Income (Loss)
Non GAAP Net Income	2.0	2.3	6.3	6.6	13.0	14.0
Deferred revenue write off	(0.4)	(0.4)	(4.3)	(4.3)	(1.0)	(1.0)
Stock Based Compensation	(1.1)	(1.1)	(4.2)	(4.2)	(4.5)	(4.5)
Amortization of Intangibles	(2.2)	(2.2)	(8.8)	(8.8)	(9.0)	(9.0)
In-Process R & D	(1.1)	(1.1)	(1.1)	(1.1)	0.0	0.0
Restructuring	0.0	0.0	(0.1)	(0.1)	0.0	0.0

GAAP Net Loss	(2.8)	(2.5)	(12.2)	(11.9)	(1.5)	(0.5)

Net Income (Loss) per share (diluted)
Non GAAP Net income per share	0.07	0.08	0.24	0.25	0.45	0.48
Deferred revenue write off	(0.01)	(0.01)	(0.16)	(0.16)	(0.03)	(0.03)
Stock Based Compensation	(0.04)	(0.04)	(0.17)	(0.17)	(0.16)	(0.16)
Amortization of Intangibles	(0.08)	(0.08)	(0.34)	(0.34)	(0.31)	(0.31)
In-Process R & D	(0.04)	(0.04)	(0.04)	(0.04)	0.00	0.00

GAAP Net Loss per share	(0.10)	(0.09)	(0.47)	(0.46)	(0.05)	(0.02)